                                                                     Exhibit 2.A
                               FIRST AMENDMENT

                                      TO

                             STOCK PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT (this "FIRST AMENDMENT") made and entered into as of November 19, 1999, by and among NovaCare, Inc., a Delaware corporation ("PARENT"), NC Resources, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("SELLER"), and Select Medical Corporation, a Delaware corporation ("PURCHASER"), amends that certain Stock Purchase Agreement, dated as of October 1, 1999, by and among Parent, Seller and Purchaser (the "ORIGINAL AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement.


                               W I T N E S S E T H

         WHEREAS, the parties have entered into the Original Agreement; and

         WHEREAS, the parties desire to amend the Original Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is acknowledged by the parties, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. Section 1.02 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

                  "1.02 Purchase Price. The aggregate purchase price for the Shares shall be Two Hundred Million Dollars ($200,000,000) (the "Purchase Price"). The Purchase Price shall be payable at Closing by: (i) the assumption of the principal of and accrued interest outstanding on the Closing Date under the promissory notes payable by Parent, the Companies or Subsidiaries to the sellers of acquired businesses and/or other third parties in connection with such acquisitions (collectively, the "Seller Notes") and other third party indebtedness, all as listed on Schedule 1.02A, which principal and accrued interest as of June 30, 1999 was in the approximate amount of $46.8 million,
(ii) the payment by wire transfer of immediately available funds of Thirty Million Dollars ($30,000,000) to PNC Bank, NA, as escrow agent (the "Escrow Agent"), which amount the Escrow Agent shall hold in escrow (the "Escrow Account") pursuant to an escrow agreement substantially in the form of Exhibit
1.02 hereto (the "Escrow Agreement"), (iii) the payment by wire transfer of immediately available funds of Six Million Eight Hundred Thousand Dollars ($6,800,000) to the Escrow Agent, which amount the Escrow Agent shall hold in escrow (the "Earn-Out Escrow Account") pursuant to an escrow agreement substantially in the form of Exhibit 1.02A hereto (the "Joyner Escrow Agreement"), and (iv) the payment of the balance of the Purchase Price (being $163,200,000 less the principal of and accrued interest as of the Closing Date under the indebtedness identified in clause (i)) to the Seller by bank wire transfer of

                                       1.

immediately available funds to an account or accounts designated in writing by the Seller at least three business days prior to the Closing. Purchaser shall have legal and equitable title to the assets in the Earn-Out Escrow Account and the Escrow Account, and Seller's interest therein shall be limited to its rights, if any, to distributions from said Earn-Out Escrow Account and Escrow Account pursuant to this Agreement. The Purchase Price for the Shares will be allocated among the Companies as set forth on Schedule 1.02. The parties agree that all Tax Returns or other Tax information they may file or cause to be filed with any governmental entity shall be prepared and timely filed consistently with such allocation."

     2. Section 2.04(a)(ii) of the Original Agreement is hereby amended by replacing the period at the end thereof with a semicolon and adding thereafter the following:

         "and (iii) unaudited combined statement of the results of operations of the Companies and their subsidiaries for the fiscal quarter ended September 30, 1999 and combined balance sheet of the Companies and their subsidiaries as of September 30, 1999."

     3. Section 2.04 of the Original Agreement is hereby amended by adding after subparagraph (g) thereof the following:

         "(h) Attached as Schedule 2.04(H) is an estimate of the revenues of the Companies and the Subsidiaries for the month of October, 1999, which estimate was prepared in good faith by the Parent in the ordinary course of business (the "October Revenue Report")."

     4. Section 2.06 of the Original Agreement is amended by adding after "(a)" in the second line thereof the words:

         "except as reflected in the Financial Statements of the Companies as of and for the 3 month period ended September 30, 1999, and except as disclosed in the October Revenue Report,"

     5. Section 2.30 of the Original Agreement is hereby amended by adding at the end thereof the following:

         "All billings by all Group Members accurately reflect the level of service actually delivered to the patients, are substantiated by all documentation required by applicable legal, contractual and professional standards, and Group Members do not perform and bill for services at a level above that which is appropriate."

     6. Section 6.10 of the Original Agreement is amended by adding before the period at the end thereof the words "and the Group Members have been released of all obligations under the Credit Agreement referred to on Schedule 2.02."

     7. The Original Agreement is hereby amended to add Section 6.11, as follows:

         "6.11 Microsoft License. The Parent, the Purchaser and Microsoft Corporation shall have entered into the letter agreement transferring the Microsoft licenses to the Purchaser in the form attached hereto as Exhibit 6.11."

                                       2.

      8. The Original Agreement is hereby amended to add Section 6.12, as follows:
         "6.12 Employee Payroll. The Parent (a) shall have paid, or caused to be paid, the gross payroll and related payroll taxes for the employees of the Group Members that is payable Friday, November 19, 1999, (b) shall have deposited sufficient funds in the appropriate payroll account to cover such payroll and related payroll taxes, and (c) shall deliver a certificate to such effect to the Purchaser on or prior to the Closing."

      9. Section 8.06(d) of the Original Agreement is amended by deleting the first word thereof and replacing it with the words: "Except as provided in
Section 8.27, the"

      10. The first sentence of Section 8.10(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         "(d) Parent and Seller shall reimburse Purchaser up to $5.0 million for severance obligations actually incurred by Purchaser or the Group Members with respect to those employees listed on Schedule 2.11 (excluding James McLane) who have contractual severance rights; provided, and only to the extent that (i) in the case of an employee who is involuntarily terminated, such termination notice must be given by Purchaser within one (1) year after the Closing Date (and must become effective on or before the end of the thirteenth month after the Closing
Date), (ii) in the case of an employee who is entitled to severance based on the exercise of a constructive termination provision, such contractual right is based solely on the contractual provision existing on the Closing Date; and provided, further that, with respect to any such employee, no other contractual arrangement is entered into by the Purchaser, a Group Member or their Affiliates. If such severance payments are payable to terminated employees over time, Parent's and Seller's reimbursement obligations hereunder shall arise at such time, and from time to time, as such severance payments are made (even if such severance payments are payable more than 13 months after the Closing Date). The Parent and Seller shall make such reimbursement payments to the Purchaser within 10 days after Purchaser submits an invoice therefor; provided, that, to the extent that the Parent and Seller are required to so reimburse the Purchaser in excess of $1.0 million in cash on or before January 15, 2000, the Parent and Seller may pay such excess amount on January 16, 2000."

      11. Section 8.15 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         "8.15 Accounts Receivable.

         (a) The Parent represents and warrants to the Purchaser that all accounts receivable reflected on the Closing Balance Sheet, net of reserves against such accounts receivable reflected on the Closing Balance Sheet, shall be fully collected. In order to give effect to the foregoing representation, the Parent, Seller and the Purchaser agree to the payments and procedures set forth in this Section 8.15.

         (b) The following terms when used in this Section 8.15 shall have the meanings assigned to them below:

                                       3.

                  (i) "Closing Date Receivables" shall mean all accounts receivable reflected on the Closing Balance Sheet, net of reserves against such accounts receivable reflected on the Closing Balance Sheet.

                  (ii) "Litigation Receivables" means Closing Date Receivables which represent amounts due from patients who as of the Closing Date have notified Parent, Seller or a Group Member of their inability to pay such accounts pending resolution of litigation brought by such patient to collect damages or insurance proceeds.

                  (iii) "Ordinary Receivables" means Closing Date Receivables other than Litigation Receivables.

                  (iv) "Cumulative Receivable Collections" means, at any time, the amount of cash collected by the Group Members on account of Closing Date Receivables from and including the day after the Closing Date to such time.

                  (v) "Ordinary Receivable Collection Target Percentage" means, for each of the periods specified in the table below, the percentage set forth opposite such period:

------------------------------------------------------------ ---------------------------------------------------------
Period beginning the day after the Closing                   Ordinary Receivable Collection Target
Date and ending:                                             Percentage
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
February 29, 2000                                              53%
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May 31, 2000                                                   84%
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August 31, 2000                                                90%
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------------------------------------------------------------ ---------------------------------------------------------
November 30, 2000                                              95%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
February 28, 2001                                              97%
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May 31, 2001                                                   98%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
August 31, 2001                                                99%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
November 30, 2001                                             100%
------------------------------------------------------------ ---------------------------------------------------------

                  (vi) "Litigation Receivable Collection Target Percentage" means, for each of the periods specified below, the percentage set forth opposite such period:

------------------------------------------------------------ ---------------------------------------------------------
Period beginning the day after the Closing                   Litigation Receivable Collection Target
Date and ending:                                             Percentage
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
February 29, 2000                                            12.5%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
May 31, 2000                                                 25%
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------------------------------------------------------------ ---------------------------------------------------------
August 31, 2000                                              37.5%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
November 30, 2000                                            50%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
February 28, 2001                                            62.5%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
May 31, 2001                                                 75%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
August 31, 2001                                              87.5%
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
November 30, 2001                                            100%
------------------------------------------------------------ ---------------------------------------------------------

                                       4.

                  (vii) "Adjusted Litigation Receivables" means Litigation Receivables multiplied by 2/3.

                  (viii) "Cumulative Escrow Collections" means, at any time, the cumulative amount of cash paid to the Purchaser from the Escrow Account by the Escrow Agent pursuant to the provisions of Section 8.15(c) from and including the day after the Closing Date to such time, excluding any amounts paid in respect of interest pursuant to Section 8.15(d).

                  (ix) "Cumulative Collections" means, at any time, the Cumulative Receivable Collections at such time, plus the Cumulative Escrow Collections at such time.

         (c) As promptly as practicable after February 29, 2000, May 31, 2000, August 31, 2000, November 30, 2000, February 28, 2001, May 31, 2001, August 31,
2001 and November 30, 2001 (each such date a "Measurement Date"), the Purchaser shall deliver to the Parent and Seller a statement of the Cumulative Collections as of such Measurement Date, together with the work papers upon which Purchaser's calculation of such Cumulative Collections is based, and within 10 days thereafter the Seller shall pay to Purchaser (and to effect such payment shall instruct the Escrow Agent to pay to the Purchaser) the amount, if any, by which (A) the sum of (i) the amount of Ordinary Receivables multiplied by the Ordinary Receivable Collection Target Percentage applicable to such Measurement Date plus (ii) the amount of the Adjusted Litigation Receivables multiplied by the Litigation Receivable Collection Target Percentage applicable to such Measurement Date, exceeds (B) the Cumulative Collections as of such Measurement Date; provided that for purposes of the Measurement Date which is November 30, 2001, the term "Adjusted Litigation Receivables" in clause "(A)" above shall be replaced with the term "Litigation Receivables;" and provided further that, if as of November 30, 2001, Cumulative Collections as of such date exceed the amount of Closing Date Receivables, Purchaser shall deposit such excess amount into the Escrow Account (together with interest on such amount accrued from August 31, 2001 to the date of payment, at an annual rate of interest equal to the weighted average interest rate earned during such period on the funds in the Escrow Account (as reported to the parties by the Escrow Agent)) and such deposited amount shall thereafter constitute part of the "Indemnity Escrow Deposit" under and as defined in the Escrow Agreement. During the 30 day period prior to each Measurement Date, and during the 10 day period following Purchaser's delivery of such statement, Seller shall be given reasonable access to such employees and such work papers management reports and other information relating to the determination of Cumulative Collections for the 90 day period ending on such Measurement Date as it reasonably requests. In addition, during the 90 day period prior to the first Measurement Date, Purchaser shall provide Seller with reasonable access to those of its employees as are involved in the creation of the reporting system to be used to calculate Cumulative Receivable Collections, and will consider Seller's reasonable suggestions to improve the integrity of such reporting system.

         (d) Together with each payment required to be made to Purchaser pursuant to paragraph (c) above, Seller shall, in addition, pay to Purchaser (and to effect such payment shall instruct the Escrow Agent to pay to Purchaser) interest on the amount of such payment accrued from the Closing Date to the date of payment, at an annual rate of interest equal to the weighted average interest rate earned during such period on the funds in the Escrow Account (as reported to the parties by the Escrow Agent).

                                       5.

         (e) During the two year period following the Closing, the Purchaser will cause the Group Members to follow substantially the same accounts receivable collection practices as were used by the Group Members prior to Closing."

      12. Section 8.16 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         "8.16 NCES Subscriber Agreement. Effective as of the Closing Date, the Parent and the Purchaser agree to enter into a subscriber services agreement (the "Purchaser NCES Agreement") with NovaCare Employee Services, Inc. ("NCES") substantially in the form of Exhibit 8.16. Notwithstanding anything contained in this Agreement to the contrary, Parent and the Purchaser hereby agree that the Purchaser has, and shall have, no obligations under the Subscriber Services Agreement dated as of July 1, 1999 by and between the Parent and NCES."

      13. Section 8.18 of the Original Agreement is hereby amended to read in its entirety as follows:

         "8.18 Transition Services Agreement. At the Closing, the Parent and Purchaser shall enter into a transition services agreement ("Transition Agreement") in the form of Exhibit 8.18."

      14. Section 8.19(ii) of the Original Agreement is hereby deleted.

      15. Section 8.19 of the Original Agreement is hereby amended to add at the end of the section prior to the period (.), as follows:

         "and the Parent hereby agrees to use its best efforts to assist the Purchaser in negotiating such a contract that is acceptable to the Purchaser. Pending the negotiation and execution of such contract with AT&T, Parent's and Purchaser's obligations with respect to the AT&T contract will be as set forth in the Transition Services Agreement."

      16. Section 8.20(b) of the Original Agreement is hereby amended by adding before the period at the end of the first sentence thereof, the following:

         "; provided however that the net accounts receivable of the Companies and Subsidiaries to be included in the Closing Balance Sheet shall be equal to
(A) the net accounts receivable that would be included in a balance sheet of the Companies and the Subsidiaries as of the close of business on November 30, 1999 prepared in accordance with GAAP, applied on a basis consistent with the preparation of the audited Financial Statements, plus (B) the actual cash collections of accounts receivable by the Companies and the Subsidiaries from the day following the Closing Date through November 30, 1999, inclusive, and minus (C) the product of (x) the net revenues of the Companies and the Subsidiaries for the period from November 1, 1999 through November 30, 1999, inclusive, determined in accordance with GAAP, applied on a basis consistent with the preparation of the audited Financial Statements, times, (y) a fraction, the numerator of which is the total number of patient visits for the Group Members for the period from the day following the Closing Date through November 30, 1999, inclusive (as such visits are reported on the Weekly Flash DOC Summary prepared in the ordinary course of the Parent's business) and the denominator of which is the total number of patient visits for the Group

                                       6.

Members for the month of November 1999 (as such visits are reported on the Weekly Flash DOC Summary prepared in the ordinary course of the Parent's business)."

     17. Section 8.20(d) of the Original Agreement is hereby amended by adding at the end thereof the following:

         "Each time Parent or Seller make any payment required pursuant to this
Section 8.20(d) with respect to a breach of the representations in Section 8.20(a)(i) or Section 8.20(a)(ii), it shall, in addition to such payment, pay to Purchaser interest on the amount of such payment accrued from and including the Closing Date to the date of payment, at an annual rate of interest equal to the weighted average interest rate earned during such period on the funds in the Escrow Account (as reported to the parties by the Escrow Agent)."

     18. The Original Agreement is hereby amended to add Section 8.25, as follows:

         "8.25 Qui Tam Suit. The Parent and Seller shall be fully responsible for defending, at their sole expense, and to pay any and all Damages relating to United States of America, ex rel., John Doe v. Healthsouth, Inc., NovaCare, Inc., Living Centers of America, Inc., Manor Care, Inc., Sun Healthcare Group, Inc., and John Doe 1 through John Doe 100, No. 98CV-4185 (E.D. Pa. Aug. 10,
1998) and the inquiry and/or investigation relating thereto (the "Qui Tam Suit"), any claim alleged in or which could have been alleged in the Qui Tam Suit, any governmental intervention relating to the allegations made in the Qui Tam Suit, and any other suit or governmental claim arising from the same transactions, occurrences or practices as those alleged in the Qui Tam Suit. Purchaser agrees to, and agrees to cause each Group Member to, reasonably cooperate with the Parent and its representatives in connection with the Qui Tam Suit, which cooperation shall include, without limitation, the retention and (upon the Parent's reasonable request) the provision to the Parent of records and information which are relevant to the Qui Tam Suit, and making officers and employees reasonably available on a timely and mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to the Qui Tam Suit."

     19. The Original Agreement is hereby amended to add Section 8.26, as follows:

         "8.26 Columbia\Georgia Physical Therapy Joint Venture. Georgia Physical Therapy, Inc. ("Georgia PT") has previously formed a joint venture with Columbia\HCA Healthcare Corporation currently known as G. P. Therapy, LLC (the "Joint Venture"). It is currently contemplated that the Joint Venture will be terminated and the assets of the Joint Venture will be divided between the parties to the Joint Venture. Parent and Seller represent and warrant to Purchaser that in the event of such termination of the Joint Venture, the value (determined in accordance with GAAP) of the tangible net assets received by the Companies in connection with the termination of the Joint Venture will equal or exceed the sum of $1,700,000 and the amount of any cash invested by the Companies in the Joint Venture after September 30, 1999, and in the event such value does not exceed such amount Parent and Seller will pay Purchaser the difference between such amounts."

     20. The Original Agreement is hereby amended to add Section 8.27, as follows:

                                       7.

         "8.27 Section 338(h)(10) Election. At the election of the Purchaser, the Purchaser and the Parent shall make an election pursuant to Section 338(h)(10) of the Code (and any comparable elections for state and local income tax purposes) with respect to the purchase and sale of all of the issued and outstanding capital stock of NovaMark, Inc. hereunder ( the "Elections"). If any Election is made, the Purchaser and the Parent shall jointly execute Internal Revenue Form 8023 and any applicable forms for state and local income tax purposes (the "Election Forms") in a timely manner, and the Parent shall timely provide (or cause to be timely provided) to the Purchaser such powers of attorney as the Purchaser shall reasonably request authorizing the Purchaser to provide any additional information and to perform all acts reasonably necessary for the complete and timely filing of the Election Forms. The Purchaser shall, in its sole discretion, determine "MADSP" (as determined in accordance with Treasury Regulation Section 1.338(h)(10)-1(f)) for the assets of NovaMark, Inc., and the allocation of such MADSP among such assets. The parties shall for all federal, state and local income tax purposes and for accounting purposes report the transactions in a manner consistent with the determination and allocation of MADSP."

     21. The Original Agreement is hereby amended to add Section 8.28, as follows:

         "8.28 Escrow Agreements. The Purchaser and Seller hereby agree to cooperate in good faith, within thirty (30) days from the date of Closing, to identify a successor agent which will agree to hold the assets in the Escrow Account and the assets in the Earn-Out Escrow Account in trust for the Purchaser and the Seller, as their interest may appear, pursuant to each escrow agreement in the form attached hereto as Exhibit K and Exhibit L, except for such changes as the successor agent may require and which are agreed to by the Purchaser and the Seller."

     22. Section 9.01(g) of the Original Agreement is amended by replacing the words "seventy-five percent (75%)" with the words "ninety percent (90%)", and
Section 9.02(e) of the Original Agreement is amended by replacing the words "twenty-five percent (25%)" with the words "ten percent (10%)".

     23. Section 9.01(h) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         "(h) seventy-five percent (75%) of all Damages arising from any liability or claim, whether or not included on Schedule 2.15 (other than under the Joyner Purchase Agreement (as defined below) which is addressed in Section
9.10 herein), known or unknown, arising out of acts or omissions occurring prior to the Closing Date with respect to any acquisition agreement for the purchase and sale of clinics within the business of the Group Members,"

     24. Section 9.01(k) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         "(k) any liabilities arising from any claim included on Schedule 2.15 (other than under the Qui Tam Suit, which is addressed in subclause "(l)" herein) which are not otherwise liabilities against which Group Members have indemnified Purchaser, in whole or in part

                                       8.

pursuant to Section 9.02, (l) any liability or obligation relating to the Qui Tam Suit, any governmental intervention relating to the allegations made in the Qui Tam Suit, and any other suit or governmental claim arising from the same transactions, occurrences or practices as those alleged in, or that could have been alleged in the Qui Tam Suit, and (m) any liability or obligation specified in Section 9.10."

     25. Section 9.02(h) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

                  "twenty-five percent (25%) of all Damages arising from any liability or claim, whether or not included on Schedule 2.15 (other than the Joyner Purchase Agreement (as defined below) which is addressed in Section 9.10 herein), known or unknown, arising from acts or omissions occurring prior to the Closing Date with respect to any acquisition agreement for the purchase and sale of clinics within the business of the Group Members, and"

     26. Section 9.04 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

                  "9.04 Limits on the Liability of the Parent and Seller. Subject to the terms of Section 4.05, 9.07 and 9.08 hereof, the aggregate liability of the Parent and the Seller for Damages and the obligation to make other payments to Purchaser pursuant to this Agreement shall be, limited to an aggregate amount (the "Seller's Liability Amount") equal to Thirty Million Dollars ($30,000,000), plus (i) any interest or other income earned on the monies in the Escrow Account, plus (ii) any other amounts deposited after the Closing Date in the Escrow Account, plus (iii) any amounts in the Earn-Out Escrow Account and, subject to Section 9.08 hereof, the Purchaser, on behalf of itself, its Affiliates and all Purchaser Indemnified Parties, agrees not to seek Damages or other payments in excess of the Seller's Liability Amount or from sources other than the funds held in escrow pursuant to the Escrow Agreement or the Joyner Escrow Agreement. Seller and Parent agree that Purchaser shall be entitled to recover from the Escrow Account and the Earn-Out Escrow Account any Damages against which it is entitled to be indemnified by Parent and Seller hereunder, and Seller agrees to give instructions to the Escrow Agent to give effect to the foregoing."

     27. Section 9.08 of the Original Agreement is hereby amended to add before the period (.), as follows:

                  ", and (iii) there shall be no limitations on the liability (or the sources of recovery) of the Seller and the Parent under either Section
9.04 or Section 9.05 for Damages of the Purchaser which relate to the representations, warranties and indemnifications set forth in Section 8.26,
Section 9.01(l) or Section 9.10"

     28. The Original Agreement is hereby amended to add Section 9.10, as follows:

     "9.10 Earn-Out Indemnification.

                  (a) Subject to the limitations contained in Section 9.10(b), notwithstanding anything in this Agreement to the contrary, the Parent and Seller hereby jointly and severally agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against any

                                       9.

and all Damages, sustained or incurred by any of the Purchaser Indemnified Parties, as a result of, or arising from, any action brought or claim made (whether or not any litigation has been commenced) by or on behalf of the former stockholders (the "Former Stockholders") of Joyner Sportsmedicine Institute, Inc. ("Joyner") alleging a breach of any obligation to make so-called earnout payments pursuant to Section I. C. of the Agreement of Purchase and Sale (the "Joyner Purchase Agreement"), dated March 1, 1998, by and among NovaCare Outpatient Rehabilitation East, Inc., the Parent, Joyner and the Former Stockholders, or otherwise claiming that as a result of actions or omissions of the Parent or its subsidiaries the Former Stockholders have not received the full amount of the earnout payments to which they would otherwise be entitled (together, the "Joyner Earn-Out Obligations"), including any amount paid in settlement of any such actions or claims. The parties agree that such Damages shall include, but not be limited to, amounts contained in any settlement arrangement, whether or not any litigation has commenced, negotiated by the Purchaser and/or a Group Member, as applicable, in their sole discretion, however structured, in connection with obtaining a release from such Former Stockholders with respect to any claims made by such Former Stockholders.

         (b) The parties hereto acknowledge and agree that the intent of the foregoing indemnification is to protect the Purchaser Indemnified Parties from and against any financial obligation incurred in connection with the resolution of any and all disputes relating to the Joyner Earn-Out Obligations, in excess of any such amounts that would, under the terms of the Joyner Purchase Agreement as in effect on the date hereof, be payable to the Former Shareholders in respect of Joyner Earn-Out Obligations at the time such indemnification obligations hereunder arise. Accordingly, the parties hereto agree that the Damages payable to the Purchaser hereunder, whether as a result of a settlement, arbitration award or judgment, shall not include (or shall be reduced by, as applicable) an amount equal to the amount(s), if any, that would, as of the date of such settlement, award or judgment, be payable to the Former Stockholders under the Joyner Purchase Agreement as in effect on the date hereof in respect of the Joyner Earn-Out Obligations based on the actual net revenues achieved for the relevant period. On the other hand, if as of the date of any such settlement, arbitration award or judgment, no such amount is payable to the Former Stockholders with respect to the Joyner Earn-Out Obligations for the relevant period, either because such period has not yet occurred or been completed, or because sufficient revenues have not been generated for such period (or portion thereof), or for any other reason, the Damages shall include the full amount of any such settlement, award or judgment. By way of illustration, if the Purchaser and/or a Group Member structure a settlement of the Joyner Earn-Out Obligations for the period ending March 31, 2000 by paying to the Former Stockholders a payment of $4,000,000, but, based on the actual net revenues achieved for the period ending March 31, 2000, an earnout payment of $1,000,000 is, at the time of such settlement, due under the terms of the Joyner Purchase Agreement, as in effect on the date hereof, to the Former Stockholders in respect of the Joyner Earn-Out Obligations for that period, the Purchaser would be entitled to draw $3,000,000 from the Earn-Out Escrow Account (upon delivery to the Parent and Seller of a release, executed by the Former Stockholders, with respect to the Joyner Earn-Out Obligations for such period), in addition to any other Damages it may have incurred. If, on the other hand, the Purchaser and/or a Group Member settles all the Joyner Earn-Out Obligations for the periods ending March 31, 2000 and March 31, 2001, by paying to the Former Stockholders $5,000,000, and, at the time of such settlement, sufficient revenues have not been generated to entitle the Former Stockholders to any earn-out payment for the period ending March 31, 2000 (nor for the period ending March 31,

                                      10.

2001, since the earn-out period will not have even commenced), the entire $5,000,000 amount would be included as Damages, and the Purchaser would be entitled to withdraw such Damages from the Earn-Out Escrow Account (upon delivery to the Parent and Seller of a release executed by the Former Stockholders with respect to the Earn-Out Obligations). Neither Parent nor Seller shall be entitled to make any claim that (and hereby waive any claim hereafter arising that), had Purchaser or any Group Member operated Joyner's business differently, the Former Stockholders would have been entitled to a larger earn-out payment.

         (c) The Purchaser and the Seller agree that the Purchaser shall be entitled to draw from the Earn-Out Escrow Account any and all amounts necessary to satisfy the Parent's and Seller's obligation set forth in this Section 9.10. The Purchaser and the Seller further agree that the Purchaser shall be entitled to draw from the Earn-Out Escrow Account as hereinbefore provided whether or not the underlying dispute and/or any resulting claim constitutes or gives rise to a claim of a Purchaser Indemnified Party against the Parent and Seller pursuant to the indemnification provisions set forth in any other section of this Agreement and the Escrow Agreement relating hereto; the Purchaser shall have no obligation to first seek recovery from the amounts held pursuant to the Escrow Agreement but may draw upon the Earn-Out Escrow Account without regard to the Escrow Agreement.

         (d) As part of the consideration for the Parent's and Seller's indemnification obligations contained herein, the Purchaser hereby agrees that any monetary judgment or monetary settlement in the cases of Joyner v. Lewis, et al. and Joyner v. Stejbach, et al. shall be assigned to the Seller. If the Purchaser receives any money from the judgment and/or settlement of such cases, the Purchaser shall immediately transfer such money to the Seller. From time to time, the Purchaser and the Group Members shall be entitled to withdraw from the Earn-Out Escrow Account an amount equal to the costs and expenses incurred by the Purchaser or any Group Member in connection with such litigation.

         (e) At such time as the Purchaser settles all disputes relating to the Former Stockholders with respect to the Earn-Out Obligations and settles all disputes relating to the cases of Joyner v. Lewis, et al., and Joyner v. Stejbach, et al., and the Former Stockholders execute and deliver to the Purchaser and the Parent a release of all claims relating to the Former Stockholders and the Earn-Out Obligations, Purchaser will deliver a certificate to the Parent to such effect (the date of such delivery being the "Earn-Out Escrow Expiration Date"). After the Purchaser delivers such certificate to the Parent, then any amounts remaining in the Earn-Out Escrow Account, after satisfaction of any indemnity obligations under this section including reimbursement of the costs and expenses relating to the cases of Joyner v. Lewis, et al. and Joyner v. Stejbach, et al., shall be distributed 75% to the Parent and 25% to the Purchaser.

         (f) The parties agree to give instructions to the Escrow Agent to give effect to the provisions of this Agreement."

     29. Section 11.13 of the Original Agreement is hereby amended by adding at the end thereof the following: "For the avoidance of doubt, the Parent and Seller agree that all obligations of Parent herein are the joint and several obligations of the Parent and Seller."

                                      11.

     30. Schedule 1.02 of the Original Agreement is hereby amended and restated as set forth in Exhibit A hereto.

     31. Schedule 2.03 of the Original Agreement is hereby amended to add the language set forth in Exhibit B hereto.

     32. The words "[See Section 8.18]" of Schedule 2.10(b) of the Original Agreement are hereby deleted and replaced with "[See Section 8.19]".

     33. The words "Winthrop - telecom hardware lease - $15,000 per month" of
Schedule 2.10(b) of the Original Agreement are hereby deleted.

     34. Schedule 2.15 of the Original Agreement is hereby amended to add the language set forth in Exhibit C hereto.

     35. The Original Agreement is hereby amended to add Exhibit 1.02A as set forth in Exhibit D hereto.

     36. The Original Agreement is hereby amended to add Exhibit 6.11 as set forth in Exhibit E hereto.

     37. The Original Agreement is hereby amended to add Exhibit 8.16 as set forth in Exhibit F hereto.

     38. Exhibit 1.02 of the Original Agreement is hereby replaced with Exhibit
G.

     39. The Original Agreement is hereby amended to add Exhibit 8.18 as set forth in Exhibit H.

     40. Schedule 2.04 of the Original Agreement is hereby amended to add thereto the Financial Statements of the Companies as of and for the 3 month period ended September 30, 1999, which statements are attached as Exhibit I.

     41. The Original Agreement is hereby amended to add Schedule 2.04(H) as set forth in Exhibit J.

     42. Any reference in the Original Agreement to the term "Agreement" is deemed to refer to both the Original Agreement as well as the Original Agreement, as amended by this First Amendment.

     43. Except as amended by this First Amendment, the Original Agreement remains in full force and effect.

     44. This First Amendment is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

                                      12.

     45. This First Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                                      13.

         IN WITNESS WHEREOF, the parties have each caused this FIRST AMENDMENT to be executed as of the date first written above.

NOVACARE, INC.


By: /s/ Timothy E. Foster
   ------------------------
   Name:  Timothy E. Foster
   Title: Chief Executive Officer

NC RESOURCES, INC.


By: /s/ Michael K. Fox
   ------------------------
   Name:  Michael K. Fox
   Title: President

SELECT MEDICAL CORPORATION


By: /s/ Michael E. Torrin
   ------------------------
   Name:  Michael E. Torrin
   Title: Vice President

                                      14.

                                                                      Exhibit A

                                  Schedule 1.02
                           Purchaser Price Allocation


NovaMark, Inc.                                         $   40 million
Rehab Clinics, Inc.                                    $  147 million
NovaCare Occupational Health Seniors, Inc.             $    6 million
Industrial Health Care Company, Inc.                   $    6 million
CMC Center Corporation                                 $    1 million
                                                       ------------------

                                                       $200 Million


                                      15.

                                                                      Exhibit B

                                  Schedule 2.03
                                 Capitalization

"NOVAMARK, INC

COMMON STOCK

Number Authorized:            3,000          Par Value              $0.01
Number Issued:                100

Shareholders (Corporations)                                         % of Issued

NC Resources, Inc.                                                  100.0000%"

                                      16.

                                                                      Exhibit C

                                  Schedule 2.15
                                   Litigation


     United States of America, ex rel. John Doe v. Healthsouth, Inc., NovaCare Inc., Living Centers of America, Inc., Manor Care, Inc., Sun Healthcare Group, Inc. et. al., No. 98CV-4185 (E.D. Pa August 10, 1998).

                                      17.

                                                                      Exhibit D

                                  Exhibit 1.02A
                             Joyner Escrow Agreement




                                      18.

                                                                      Exhibit E

                                  Exhibit 6.11
                        Microsoft License Transfer Letter




                                      19.

                                                                      Exhibit F

                                  Exhibit 8.16
                          The Purchaser NCES Agreement



                                      20.

                                                                      Exhibit G

                                  Exhibit 1.02
                                Escrow Agreement




                                      21.

                                                                      Exhibit H

                                  Exhibit 8.18
                          Transition Services Agreement




                                      22.

                                                                      Exhibit I

                              Financial Statements
                               for 3 month period
                            ended September 30, 1999




                                      23.

                                                                      Exhibit J

                                Schedule 2.04(H)
                             October Revenue Report




                                      24.